AMENDMENT NO. 3 TO

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

OF

IVERIC BIO, INC.

The Non-Employee Director Compensation Policy (the “Policy”) of IVERIC bio, Inc. (the “Company”) is hereby amended as follows (all capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Policy):

1.     The section in the Policy captioned “General Compensation Limits” is hereby deleted in its entirety and the following is inserted in lieu thereof:
General Compensation Limits
Subject to the provisions of this Policy, the following limits shall be in effect for compensation to be paid to each non-employee director of the Company:

•
Compensation Limits for Incumbent Non-Employee Directors: The total annual base compensation, including cash and equity components (based on grant date fair value for financial reporting purposes), for each non-employee director who served as a director of the Company for any amount of time during the prior calendar year (each, an “Incumbent Non-Employee Director”) will be no more than $400,000 per calendar year.

•
Compensation Limits for Newly-Elected or Appointed Non-Employee Directors: The total annual base compensation, including cash and equity components (based on grant date fair value for financial reporting purposes), for each non-employee director who did not serve as a director of the Company for any amount of time during the prior calendar year (each, a “New Non-Employee Director”) will be no more than $800,000 within his or her first calendar year of election or appointment.

2.     Except as set forth herein, the Plan shall remain in full force and effect.

* * *

Approved by the Board of Directors on January 5, 2022.